The Benefits Committee
The Louisiana Land and Exploration Company:


We consent to incorporation by reference in the Registration Statements No. 2-98948, No. 33-22338 and No. 33-56209 on Form S-8 of The Louisiana Land and Exploration Company of our report dated June 5, 1998, relating to the statements of net assets available for benefits of The LL&E Savings Plan as of December 31, 1997 and 1996 and the related statement of changes in net assets available for benefits and related schedules for the year ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 11-K of The LL&E Savings Plan.




                                 s/ KPMG PEAT MARWICK LLP

                                 KPMG PEAT MARWICK LLP

New Orleans, Louisiana
June 5, 1998


                                       29